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                                                                   EXHIBIT 2.2




                            ASSET PURCHASE AGREEMENT


                                     AMONG


                              GENICOM CANADA INC,



                   NOVADYNE COMPUTER SYSTEMS (CANADA), INC.,


                        NOVADYNE COMPUTER SYSTEMS, INC.


                             HELLER FINANCIAL, INC


                         Dated as of November 14, 1997
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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement"), is made as of November 14, 1997, among Genicom Canada Inc., GST Registration No. 890279656, a Canadian corporation ("Buyer"), Novadyne Computer Systems, Inc., a Delaware corporation ("Parent") and Novadyne Computer Systems (Canada), Inc. GST Registration No. 133404343 a Canadian corporation ("Canadian Borrower") and wholly owned subsidiary of Parent (and together with Parent, the "Borrowers") and Heller Financial, Inc. ("Seller")


                                    RECITALS

         WHEREAS the Canadian Borrower, has conducted and presently conducts certain Information Technology and Network Services, Hardware Maintenance Services and Legacy operations in Canada (the "Business").

         WHEREAS, Seller is a senior secured lender to Parent and has extended to Parent certain loans and credit to finance the operations of the Parent's business (the "Loans")

         WHEREAS Canadian Borrower has guaranteed payment of the Loans to Seller pursuant to a guarantee dated October 1991 (the "Guarantee") and has granted to Seller as collateral for the Guarantee a perfected first priority security interest in certain assets of Canadian Borrower, including without limitation the Assets, used in the conduct of the Business (the "Collateral"), pursuant to a general security agreement dated October 9, 1991 which security interest has been registered under the Ontario Personal Property Security Act ("PPSA").

         WHEREAS, the Loans have been for an extended period and are presently in payment default, the Seller has demanded payment of the Loans under the Guarantee and the Canadian Borrower has not repaid the Loans and all obligations of the Canadian Borrower to Seller under the Guarantee ("the Indebtedness") are now due and payable.

         WHEREAS, Parent has retained Trenwith Securities, Inc. to identify third parties interested in acquiring the Assets or the Business.

         WHEREAS, through these efforts Parent (along with Trenwith and Seller) identified and negotiated with several third parties interested in acquiring some or all of the Collateral and the Business, none of whom would agree to enter into a business combination or similar transaction for an amount of consideration which would allow Parent to pay in full the amount of the Loans giving rise to Seller's senior secured lender status.

         WHEREAS, of the third parties identified as potential purchasers of the Assets and with whom Parent (along with Trenwith and Seller) negotiated for the sale of the Assets





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("Potential Purchasers"), none offered total consideration for such Assets in excess of that offered by Buyer.

         WHEREAS, Seller, as a senior secured party, has the right under the PPSA to sell, lease or otherwise dispose of the Collateral in satisfaction of all or part of the Indebtedness outstanding and desires to exercise such right by selling to Buyer certain of the Collateral pursuant to the provisions of the PPSA.

         WHEREAS, Buyer is interested in acquiring the Business and in connection therewith desires to purchase from Canadian Borrower certain of the Collateral of the Business and to assume or incur certain liabilities related thereto.

         WHEREAS Canadian Borrower wishes to join in such sale to ensure that Buyer acquires good and marketable title to such assets.


         NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         1.1 Definitions. Terms defined in this Section 1.1 or in the recitals hereto, have the respective meanings set forth herein or in the recitals hereto:

         "Affiliate" of a Person means a Person who controls directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, such Person.

         "Agreement" means this Asset Purchase Agreement.

         "Allocation" has the meaning set forth in Section 7.4(a).

         "Arbiter" has the meaning set forth in Section 7.4(a).

         "Arbitrator" has the meaning set forth in Section 12.4(c).

         "Assets" has the meaning set forth in Section 2.1.

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Annual Financial Statements" has the meaning set forth in Section
         4.6.
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         "Benefit Plans" means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including without limitation any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by Canadian Borrower for the benefit of any of the employees of Canadian Borrower, whether or not insured and whether or not subject to any applicable law, except that the term "Benefit Plans" shall not include any statutory plans with which Canadian Borrower is required to comply, including without limitation the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation.

         "Books and Records" has the meaning set forth in Section 2.1(h).

         "Borrowers" has the meaning set forth in the Recitals above.

         "Business" has the meaning set forth in the Recitals above.

         "Business Contracts" has the meaning set forth in Section 2.1(a).

         "Buyer" means Genicom Canada Inc.

         "Closing" has the meaning set forth in Section 11.1.

         "Disclosing Party" has the meaning set forth in Section 7.2(a).

         "Encumbrances" means all present liens, mortgages, charges on title, security interests or other defects in title to the Assets and all future liens, mortgages, charges on title, security interests or other defects in title to the Assets that arise out of any claims asserted against Canadian Borrower or its Affiliates.

         "Environmental Permits" means governmental licenses, permits, and approvals and authorizations, whether federal, provincial or local, domestic or foreign, which relate to the environment or to public health and safety or worker health and safety as they may be affected by the environment.

         "Financial Statements" means the Annual Financial Statements and the Interim Financial Statements.

         "First Anniversary" has the meaning set forth in Section 12.5.
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         "Governmental Authority" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever.

         "GST" means all goods and service taxes, sales taxes levied by the federal government of Canada, value added taxes or multi-stage taxes and all provincial sales taxes integrated with such federal taxes, assessed, rated or charged upon the Buyer or payable by the Buyer in respect of the Closing.

         "Seller" means Heller Financial, Inc.

         "Information" has the meaning set forth in Section 7.2(a).

         "Intellectual Property" has the meaning set forth in Section 2.1(f).

         "Interim Financial Statements" has the meaning set forth in Section
         4.6.

         "Inventory" has the meaning set forth in Section 2.1(c)

         "Legal Action" has the meaning set forth in Section 12.3(b).

         "Licenses and Permits" means governmental licenses, permits, approvals and authorizations, whether federal, provincial or local, domestic or foreign, other than "Environmental Permits".

         "Losses" means any and all losses, damages (compensatory, punitive or otherwise), injuries, deficiencies, demands, obligations, liabilities, causes of action, accusations, allegations, claims, awards, assessments, amounts paid in settlement, judgments, orders, decrees, fines, penalties, and other sanctions, costs and expenses (including, without limitation, legal costs and expenses and costs and expenses of collection).

         "Material Contracts" has the meaning set forth in Section 4.11.

         "New Hires" has the meaning set forth in Section 8.1.

         "Nonassumed Liabilities" has the meaning set forth in Section 2.3.

         "Operating Equipment" has the meaning set forth in Section 2.1(d).

         "Other Equipment" has the meaning set forth in Section 2.1(e).

         "Parent" has the meaning set forth in the Recitals above.

         "Pension Plan" means each of the Benefit Plans that is a "Registered Pension Plan" as that term is defined in subsection 248(1) of the Income Tax Act (Canada);
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         "Person" means an individual, a corporation, a partnership, an association, a labor union, a trust or any other entity or organization, including a government, a governmental body, a political subdivision or an agency or instrumentality thereof.

         "Purchase Price" has the meaning set forth in Section 2.4.

         "PPSA" means the Personal Property Security Act, R.S.O. 1990, c. P-10 as amended

         "PPSA Sale" has the meaning set forth in Section 2.1.

         "Recipient" has the meaning set forth in Section 7.2(a).

         "Security" means a guarantee dated October 1991 given by a predecessor of Canadian Borrower in favour of Seller and a general security agreement dated October 9, 1991 given by a predecessor of Canadian Borrower to Seller to secure the obligations of Canadian Borrower under such guarantee.

         "Canadian Borrower" means Novadyne Computer Systems (Canada), Inc.

         "Tax" means any federal, provincial, local or foreign, income, gross receipts, license, payroll, GST, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, Canada pension plan, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE OF ASSETS. Seller and Canadian Borrower hereby sell, convey, transfer assign and deliver to Buyer all of their respective right, title and interest in, to and under, and Buyer hereby purchases from Canadian Borrower and Seller, those assets of the Canadian Borrower used in the conduct of the Business which are set forth below (the "Assets"); the sale by Seller hereunder is made pursuant to the Security and
Article V of the PPSA (the "PPSA Sale");

         (a) all of the contracts listed on Schedule 2.1(a) hereto (the "Business Contracts");

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         (b)     all accounts receivable of the Business including those set forth in Schedule 2.1(b);

         (c) the inventory of the Business, including without limitation, spare parts, repairables, consumables and expendables, wherever located including the inventory set forth on Schedule 2.1(c) hereto (the "Inventory"), except that such does not include i) rights in and title to inventory held on consignment by the Business except to the extent such rights transfer to Buyer as part of the Business Contracts; ii) parts held under parts leases; and (iii) all items comprising collateral (the "Cerplex Collateral") securing Canadian Borrower's obligations to the Cerplex Group, Inc. or its Affiliates ("Cerplex");

         (d) all test, maintenance and other operating equipment used or employed in the Business wherever located including those set forth on Schedule 2.1(d) hereto (the "Operating Equipment"), and any warranties related thereto, to the extent assignable;

         (e) all office furniture and other equipment used in the Business, wherever located, including those set forth on Schedule 2.1(d) hereto including without limitation, computers (personal or otherwise), software, printers, cellular telephones, pagers calculators and books (the "Other Equipment") but excluding any phone or voicemail systems on which The Municipal Trust Company or The Municipal Savings & Loan Corporation, has a security interest registered under the PPSA or on which Cerplex has security interest;

         (f) all of the trademarks (including all goodwill of the Canadian Borrower associated therewith), service marks and trade names (including without limitation, "Novadyne") and pending applications therefor and the related common law rights and all of the copyrights, inventions, trade secrets, processes, formulae software, designs and know-how used in the Business, including without limitation those items set forth on Schedule 2.1(f) hereto whether owned by Canadian Borrower or licensed by Canadian Borrower from others (the "Intellectual Property");

         (g) all information, books and records of Canadian Borrower related to the Assets including without limitation, all tax records relating to the Assets, but excluding Canadian Borrower's corporate documents and records and Canadian Borrower's personnel records, (the "Books and Records"); and

         (h) all assets listed on Canadian Borrower's balance sheet at Closing which are not set forth above in this Section 2.1 (the "Balance Sheet Assets").

     To the extent (but only to the extent) that any Assets are not conveyed by Seller to Buyer pursuant to the PPSA Sale, Canadian Borrower hereby sells, conveys and assigns, all of its right, title and interest in such Assets to Buyer. Seller will (to the extent possible under the
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PPSA Sale) sell, assign and transfer to Buyer certain of Canadian Borrower's trademarks and tradenames pursuant to a trademark and tradename assignment as contemplated by Section 11.2 and to the extent necessary to permit registration of such transfer under the Canadian Trade Marks Act, Canadian Borrower will execute and deliver the trademark and tradename assignment.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary provided for in this Agreement, the Assets shall not include the following assets of Canadian Borrower: i) deferred financing costs, and ii) goodwill (except for the goodwill associated with the trademarks included as part of the Intellectual Property as described in Section 2.1(f) above); and (iii) any leases of real or personal property. Seller hereby releases any security interest or other interest of whatever nature or kind it may have or may be deemed to have in connection with such real or personal property leases.

         2.3 ASSUMED AND NONASSUMED LIABILITIES. In connection with the transactions contemplated by this Agreement, Buyer assumes only those liabilities and obligations of Canadian Borrower which are set forth on
Schedule 2.3 hereto (the "Assumed Liabilities"). Notwithstanding anything to the contrary provided for in this Agreement, Buyer does not assume and will not incur any liabilities or obligations of Canadian Borrower or which arise as a consequence of the transactions contemplated hereby, which are not set forth on
Schedule 2.3. Such non-scheduled liabilities and obligations are referred to herein as "Nonassumed Liabilities". Buyer shall not assume any liabilities under a Business Contract unless the consent of any other parties required to the assignment of such Business Contract is obtained, unless the Buyer waives the requirement for such consent in writing. Notwithstanding anything to the contrary provided for in this Agreement, Seller does not assume and will not incur any liabilities or obligations of Canadian Borrower or which arise as a consequence of the transactions contemplated hereby.

         2.4 PURCHASE PRICE. In consideration of the sale and conveyance to Buyer of the Assets hereby, Buyer agrees to pay an aggregate cash amount equal to US$1,093,044 (the "Purchase Price"). To the extent that Parent or Canadian Borrower has any claim to all or any portion of the Purchase Price, Parent and Canadian Borrower instructs Buyer to pay the Purchase Price to Seller and they instruct Seller to apply the Purchase Price to reduce the indebtedness due and owing on the Indebtedness or to make payments to third parties as otherwise contemplated herein.

         2.5 CERTAIN MATTERS REGARDING REPRESENTATIONS AND WARRANTIES OF CANADIAN BORROWER AND PARENT. Canadian Borrower and Parent make no representations or warranties to Buyer or Seller, expressed or implied, including without limitation warranties of merchantability or fitness for intended purpose, other than those set forth in Article IV of this Agreement. Buyer and Seller acknowledge and agree that, absent fraud or willful misconduct on the part of any Individual Affiliates, (as hereinafter defined) all such representations, warranties, covenants and agreements of Canadian Borrower and Parent made herein are without recourse against the directors, officers, employees, shareholders, attorneys, accountants, agents and fiduciaries of Canadian Borrower who are natural persons ("Individual
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Affiliates") and that, absent fraud or willful misconduct on the part of any
Individual Affiliates, the Individual Affiliates shall have no personal liability to Buyer or Seller or any of its officers, directors, shareholders, affiliates, employees, attorneys, accountants, agents, successors or assigns for any breach of such representations, warranties, covenants and agreements.

         2.6     CERTAIN MATTERS REGARDING REPRESENTATIONS AND WARRANTIES OF
SELLER.   Seller makes no representations or warranties to Buyer, except as and only to the extent set forth in Articles V, VII and XII of this Agreement including without limitation representations and warranties as to:

         (a) non-infringement of any of the trademarks or tradenames owned by Canadian Borrower;

         (b) the existence on the date of Closing of any specific items constituting the Assets or the quantity or quality thereof; or

         (c) the condition, quality, suitability, value, merchantability or fitness for a particular purpose of any of the Assets or of the Canadian Borrower or any aspect of Canadian Borrower's financial condition, business, prospects, or operations.

THE BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS AND ONLY TO THE EXTENT SET FORTH IN ARTICLES V, VII AND XII OF THIS AGREEMENT:

         (A) THE SALE OF ASSETS HEREUNDER IS WITHOUT RECOURSE TO SELLER; WITHOUT ANY REPRESENTATIONS OR WARRANTIES AS TO ITEMS, CONDITION, QUALITY OR ANY OTHER MATTERS WHATSOEVER;

         (B) SELLER IS SELLING TO BUYER ALL ACCOUNTS RECEIVABLE WITHOUT RECOURSE TO SELLER WITH RESPECT TO THE CREDITWORTHINESS OF ANY OBLIGOR WITH RESPECT TO SUCH ACCOUNTS RECEIVABLE; SELLER MAKES NO REPRESENTATION AS TO THE VALUE, IF ANY, OF THE ASSETS BEING TRANSFERRED HEREBY; AND SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE POSSIBLE INFRINGEMENT OF ANY TRADEMARKS, TRADENAMES OR PATENTS ARISING OUT OF THE USE BY THE BUYER OR ANY OF THE ASSETS;

         (C) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES THAT ALL OR A PORTION OF THE ASSETS ARE MERCHANTABLE (IN THE SENSE OF AN IMPLIED WARRANTY OF MERCHANTABILITY UNDER THE SALE OF GOODS ACT (ONTARIO) OR OTHERWISE) OR FIT FOR A PARTICULAR PURPOSE; AND
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         (D)     THE SOLE REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING
                 THE SUBJECT ASSETS ARE THOSE SPECIFICALLY PROVIDED IN ARTICLE V OF THIS AGREEMENT.

Notwithstanding the foregoing, it is Seller's intent, under the PPSA, to transfer all of the Canadian Borrower's right, title and interest in the Assets to Buyer for value. The foregoing provisions of this Section 2.6 do not limit or effect the provisions of Article V, VII or XII of this Agreement. Seller expressly affirms its agreements set forth in Article VII of this Agreement, the representations and warranties set forth in Article V of this Agreement and Seller's agreements set forth in Article XII of this Agreement.

                                  ARTICLE III

                                    NOT USED


                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF CANADIAN BORROWER AND PARENT

         Parent and Canadian Borrower jointly and severally represent and warrant the following to Buyer.

         4.1 ORGANIZATION; QUALIFICATION. Canadian Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Canada, and has the corporate power and authority to own, lease and operate its properties and to carry on the Business as it is presently being conducted. Canadian Borrower is duly qualified and in good standing to do business in each jurisdiction in which the conduct of the Business makes such qualification necessary. Canadian Borrower has heretofore delivered to Buyer complete and correct copies of its Articles of Incorporation and Bylaws currently in effect. Canadian Borrower has no subsidiaries.

         4.2. SELLER'S RIGHT TO CONDUCT PPSA SALE. To the knowledge of the Canadian Borrower Seller has a perfected security interest in all of the Assets in which a security interest may be created under the PPSA. The security interest is first in priority to the extent priority is measured by the time of the filing under PPSA in Ontario. The Indebtedness is currently in default and Seller has the right pursuant to the PPSA to sell, lease or otherwise dispose of the Assets and to apply the proceeds therefrom in accordance with the PPSA. Notice to Canadian Borrower of the sale or disposition of the Assets required by Article V of the PPSA or otherwise has been given and Canadian Borrower by its execution of this Agreement,consents to the immediate disposition of the Assets. Canadian Borrower consents to Seller's sale of the Assets hereby to Buyer and agrees that such sale satisfies the provisions of and is in accordance with the PPSA and that Canadian Borrower has no right to oppose such sale.
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         4.3     AUTHORITY RELATIVE TO THIS AGREEMENT.  Canadian Borrower and
Parent have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Canadian Borrower and Parent of this Agreement and the consummation by them of the transactions contemplated hereby, have been duly authorized by their Boards of Directors, and shareholders to the extent required by law, and no other corporate proceedings on the part of Canadian Borrower and Parent are necessary with respect thereto. This Agreement has been duly executed and delivered by Canadian Borrower and Parent and this Agreement constitutes the valid and binding obligation of Canadian Borrower and Parent enforceable against Canadian Borrower and Parent in accordance with its terms, except as its terms may be limited by (i) bankruptcy, insolvency, or similar laws affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

         4.4 NO VIOLATION. The execution and delivery by Canadian Borrower and Parent of this Agreement and the consummation of the transactions contemplated hereby, will not (i) violate or result in a breach of any provision of their Certificates of Incorporation or Bylaws, or (ii) to the knowledge of Parent or Canadian Borrower, violate any material law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to the Canadian Borrower or Parent, any of the Assets or the Business.

         4.5 CONSENTS AND APPROVALS. Except as set forth in Schedule 4.4 or as required pursuant to the term of any Business Contract, there is no requirement applicable to Canadian Borrower or Parent to make any filing with, or to obtain any consent or approval from any Person, as a condition to the consummation of the transactions contemplated by this Agreement.

         4.6 COMPLIANCE WITH LAWS. To the best knowledge of Canadian Borrower, Canadian Borrower has operated the Business in compliance with all laws and regulations, federal, provincial or local applicable to the Assets or the Business, including, without limitation, those related to (i) competition law and trade matters, (ii) civil rights, (iii) zoning and building codes, (iv) public health and safety, (v) worker health and safety, (vi) labour, employment and discrimination in employment and (vii) environmental matters, except for such violations thereof as do not and cannot reasonably be expected to have a material adverse effect on the Assets or the earnings, financial condition, operations or prospects of the Business.

         4.7 FINANCIAL STATEMENTS. Canadian Borrower has previously furnished Buyer with true and complete copies of (i) the audited consolidated financial statements of Canadian Borrower for the year ending December 31, 1994 together with the reports on such statements of the Canadian Borrower by the auditor of Canadian Borrower and unaudited consolidated financial statements of the Canadian Borrower for the years ending December 31, 1996 and 1995, including the notes thereto (the "Annual Financial Statements") and (ii) unaudited financial statements for the Business for the nine month period ending October 31, 1997 (the "Interim Financial Statements"). Such financial statements present fairly the consolidated
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financial position of the Canadian Borrower and of the Business, respectively, as of such dates and the results of their operations and changes in their financial position for such periods and have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis.

         4.8 LABOUR AND EMPLOYMENT MATTERS. Canadian Borrower is not a party to any collective bargaining agreements. Schedule 4.8 sets forth a complete and correct list of each employment agreement to which Canadian Borrower is a party or by which Canadian Borrower is obligated. There are no controversies, claims or grievances pending, or threatened in writing between Canadian Borrower and any employees or former employees of the Business. Copies of each of the aforementioned agreements have been delivered to Buyer.

         4.9 LITIGATION. Except as set forth in Schedule 4.9, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Canadian Borrower or Parent, threatened against Canadian Borrower before any court, governmental body, commission, agency or arbitrator, domestic or foreign, or which (i) seek to prevent, restrict or delay the consummation of the transactions contemplated by this Agreement, (ii) seek to limit, in any manner, the right of Buyer to control the Business after the consummation of the transactions contemplated by this Agreement, or (iii) which have had or can reasonably be expected to have a material adverse effect on the Business. Furthermore, there are no judgments, orders or decrees of any such court, governmental body, commission, agency or arbitrator which have or could reasonably be expected to have any such effect.

         4.10 TITLE TO ASSETS; LEASES. Canadian Borrower does not own any real property. All of the real property used in the conduct of the Business is held by Canadian Borrower under lease. Except as set forth in Schedule 4.10, Canadian Borrower has good, valid and merchantable title to all of its personal property (including the Assets) tangible or intangible, owned by it, free and clear of Encumbrances that are senior in priority to any Encumbrances of Seller, including, without limitation, the Intellectual Property. All properties held under lease by Canadian Borrower are held under valid and enforceable leases. Schedule 4.10 sets forth a complete list of each lease into which Canadian Borrower has entered, whether as lessor or lessee, which relates to personal property used in the Business or constituting part of the Assets.

         4.11 MATERIAL CONTRACTS. Schedule 4.11 contains a list of all material customer value-added reseller, original equipment manufacturer or OEM, vendor, subcontractor, distributor and similar contracts and other contracts, agreements, leases and other obligations of Canadian Borrower (the "Material Contracts"). Except as set forth on Schedule 4.11, none of Canadian Borrower nor any other party thereto is in default under or has breached any Material Contract.

         4.12 INTELLECTUAL PROPERTY. Schedule 4.12 sets forth a list of all Canadian Borrower's registered trademarks, tradenames, service marks and copyrights. Canadian Borrower owns or has the valid right to use the Intellectual Property being assigned or licensed to Buyer. To the best knowledge of Canadian Borrower, the Intellectual Property is not

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subject to any claims or demands of any other Person, or of any proceedings commenced or threatened which challenge Canadian Borrower's rights in respect of the Intellectual Property. None of the rights constituting the Intellectual Property is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation. To Canadian Borrower's best knowledge, no Person has infringed upon or is infringing upon any of the Intellectual Property. To Canadian Borrower's best knowledge, Canadian Borrower's use of the Intellectual Property does not infringe upon the intellectual property rights of any third party.

         4.13 INVENTORY. The Inventory is (i) generally sufficient but not excessive in kind or amount for the conduct of the business as it is presently being conducted and (ii) carried on the books of Canadian Borrower at an amount which reflects values in total not in excess of the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis. Schedule 2.1(c) sets forth the location of Inventory and the type, quantity and original cost of such Inventory at each such location as of November 12, 1997. No inventory is held on consignment.

         4.14    ENVIRONMENTAL MATTERS.

         (a) Canadian Borrower has obtained all Environmental Permits required to conduct the operations of the Business as it is present being conducted including, without limitation, those relating to (i) emissions, discharges, or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water, or the ocean or on or into the land and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or petroleum.
                 Schedule 4.14 contains a complete list of all such Environmental Permits, all of which are in full force and effect.

         (b) Canadian Borrower has operated the Business in compliance with all laws and regulations relating to pollution control and environmental contamination and the provisions of its Environmental Permits, except for such violations thereof as do not and cannot reasonably be expected to have a material adverse effect on the Assets or the earnings, financial condition, operations or prospects of the Business.

         (c) Canadian Borrower is not obligated, by itself or jointly with others, to clean up, remedy or otherwise restore to its former condition any building, contaminated surface water, ground water, soil or any natural resource associated therewith.

         (d) No investigation or review is pending with respect to any alleged failure of Canadian Borrower to comply with any of the aforementioned laws or regulations or the terms and conditions of any of its Environmental Permits, and, to the knowledge of Canadian Borrower, no event has occurred or condition exists which can reasonably be expected to give rise to such an allegation or cause Canadian Borrower to be obligated to take any action described in paragraph (c).

         4.15 ACCOUNTS RECEIVABLE. The accounts receivable of the Business as of the date hereof have arisen in the ordinary course of the Business. Each such receivable is and as of the Closing, will be, free of Encumbrances that are senior in priority to Seller's security interests.

         4.16 EQUIPMENT MAINTENANCE. The tangible personal property which is used in the conduct of the Business, including without limitation, the Equipment is useable in the ordinary course of the Business as it is presently being conducted.

         4.17 SUFFICIENCY OF ASSETS. The Assets include all properties and rights of Canadian Borrower that have been used in the conduct of the Business as it has been conducted over the last six (6) months prior to the date hereof.

         4.18    RELATIONSHIPS WITH CUSTOMERS ETC.  Except as set forth on
Schedule 4.18, Canadian Borrower's relations with its customers producing gross revenues to Canadian Borrower of $250,000.00 or more during the last twelve
(12) months are good. Except as set forth on Schedule 4.18, Canadian Borrower is not aware of any action taken by its licensors, suppliers, dealers, customers and others having business relationships with the Business that could reasonably be expected to have a material adverse effect on the Assets or the earnings, financial condition, operations or prospects of the Business.

         4.19    TAX MATTERS.

         (a) Canadian Borrower has filed in a timely manner all federal, provincial, local and foreign Tax Returns that are required to be filed in connection with the Assets. All such Tax Returns are correct and complete in all material respects. Canadian Borrower has paid all Taxes that are due before the Closing (whether or not shown on any Tax Return) and has appropriately provided on its books and records for all current Taxes not yet due. Canadian Borrower currently is not the beneficiary of any extension of time within which to file any Tax Return.

         (b) No claim has ever been made by an authority in a jurisdiction where Canadian Borrower does not file Tax Returns that Canadian Borrower is or may be subject to taxation by that jurisdiction. Canadian Borrower has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Canadian Borrower has not received any assessment for unpaid Taxes, does not know of any reason why any such assessment might be made nor is it a party to any agreement providing an extension of time for the assessment of Taxes. Canadian Borrower has not received any notice of examination from the Revenue Canada, Customs, Excise and Taxation or any provincial, local or foreign tax authority and no Tax Returns are currently under audit.

         (c) Canadian Borrower has withheld and paid over all Taxes that it is required to have withheld and paid over in in connection with any payments made or owing to any employee, independent contractor, stockholder or other third party. The transactions contemplated by this Agreement are not subject to any Tax withholding, other than sales or use tax.

         (d) None of the Assets is subject to any Encumbrances arising in connection with any failure or alleged failure to pay any Tax.

         4.20 INSIDER INTERESTS. Except as set forth in Schedule 4.20 or as the holder of less than 5% of the stock of a publicly traded company, no officer, director or holder of more than 5% of the common stock of Canadian Borrower or an Affiliate of Canadian Borrower (other than the Parent) (i) competes with, is involved with or has any direct or indirect interest in any business entity which competes with the Business, (ii) has any agreement of any type with Canadian Borrower or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business, except as a stockholder or employee of Canadian Borrower.

         4.21    EMPLOYEE BENEFIT PLANS.

                 BENEFIT PLANS

                 (a) Except as set forth in Schedule 4.21, Canadian Borrower is not a party to or bound by, nor does Canadian Borrower have any liability or contingent liability with respect to, any Benefit Plans that are material to the Business and that impose any binding legal obligation on Canadian Borrower . Schedule
                          4.21 contains a true and complete list of each Benefit Plan. Schedule 4.21 also identifies each of the Benefit Plans that is a Pension Plan. The Canadian Borrower has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any Employee or former employee of the Business, except such modification or amendment as may be required to be made to secure the continued registration of any existing Benefit Plan with each applicable Governmental Authority.

                 (b) With respect to each of the Benefit Plans, Canadian Borrower has delivered to the Buyer true and complete copies of each of the following documents:

                          (i) a copy of the Benefit Plan (including all amendments thereto);

                          (ii) a copy of all employee communications relating to the Benefit Plan, whether or not such communications have been, or are required to be, filed with any applicable Governmental Authority;

                          (iii) if the Benefit Plan is funded through a trust or any third party funding arrangement, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                          (iv) all contracts relating to the Benefit Plans with respect to which Canadian Borrower may have any liability, including insurance contracts, investment management agreements, administration agreements, monitoring agreements, subscription and participation agreements and record keeping agreements;

                          (v) a copy of the annual information return filed in respect of the Pension Plan with any applicable Governmental Authority for each of the last two completed years;

                          (vi) a copy of the two most recently completed actuarial reports filed in respect of the Pension Plan with any applicable Governmental Authority;

                          (vii)   a copy of the most recent financial
                                  statements filed in respect of each Pension
                                  Plan with any Governmental Authority;

                          (viii)  a copy of the most recent letter of
                                  confirmation of registration of the Pension
                                  Plan pursuant to the applicable provincial pension legislation and the Income Tax Act (Canada); and

                          (ix) a copy of any statement of investment policies and goals prepared in respect of the Pension Plan, whether or not such statement has been filed with any applicable Governmental Authority.

                 (c) None of the Pension Plans is a multi-employer pension plan as defined under the provisions of any Applicable Law.

                 (d) No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees of Canadian Borrower or former employees of the Business beyond retirement or other termination of service, other than:

                          (i)     coverage required by applicable law,

                          (ii) death or retirement benefits under any Pension Plan,

                          (iii) deferred compensation benefits accrued as liabilities in the Financial Statements, or

                          (iv) benefits the full cost of which is borne by the employee or former employee (or his beneficiary).

                 (e) There are no pending, threatened or anticipated claims by or on behalf of any of the Benefit Plans, including claims by or on behalf of any of the Benefit Plans against any Person (other than routine claims for benefits).

                 (f) With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of Canadian Borrower as of the Closing, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to Closing. With respect to each Benefit Plan not funded through an insurance policy, Canadian Borrower has either fully funded such Benefit Plan through a trust or has made appropriate provision for all of Canadian Borrower's liability thereunder in the Financial Statements.

                 (g) The Canadian Borrower has delivered to the Buyer acceptable evidence that such Pension Plan and all of the amendments thereto have been accepted for registration by the Department of National Revenue and any provincial Governmental Authority having jurisdiction over such Pension Plans. Each Pension Plan remains duly registered and in good standing under, and has been administered in compliance in all material respects with, all applicable federal and provincial statutory and regulatory requirements.

                 (h) With respect to each Pension Plan that is a defined benefit plan, all contributions required to the date hereof in order for such Pension Plans to comply with the minimum funding standards imposed by applicable federal or provincial statutory and regulatory requirements have been made or properly accrued, and each such Pension Plan is fully funded on both a "solvency" and a "going concern" basis, as determined in accordance with the actuarial assumptions and methods described and used in the most recent actuarial report filed with (and accepted for filing by) the applicable Governmental Authorities in respect of each such Pension Plan. With respect to each Pension Plan that is a defined contribution pension plan, all employer contributions required to the date hereof have been made or properly accrued. All employee contributions to the Pension Plans to the date hereof have been properly withheld by

                          Canadian Borrower and have been fully paid into the funding arrangements for the respective Pension Plan.

                 (i) There has been no withdrawal by Canadian Borrower of assets from any Pension Plan and no application for approval of a withdrawal of assets has been made to any Governmental Authority. Any application of surplus assets in any of the Pension Plans to offset required employer contributions to such Pension Plans has been permitted by law and was permitted under the terms of the relevant Pension Plan and associated funding agreement.

                 (j) Nothing has occurred which would result in the revocation of the registration of any Pension Plan under the Income Tax Act, Canada and any applicable provincial pension legislation. All amounts paid by Canadian Borrower under the provisions of the Pension Plans will be deductible for income tax purposes.

         4.22 FULL DISCLOSURE. Neither the representations and warranties made in this Article nor any information, instrument or document furnished by or on behalf of either Borrower to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

         4.23 BROKERS. Except for Trenwith Securities, Inc., no broker, finder, investment banker or similar Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         4.24 BULK SALES ACT. To the extent that the sale of the Assets is made pursuant to the PPSA Sale, this Agreement and the transactions contemplated hereby are not subject to the bulk sales laws of any jurisdiction in Canada.

         4.25    NEGOTIATIONS RELATING TO THIS AGREEMENT.   Canadian Borrower
is acting in good faith in connection with this Agreement and has no basis to believe that the representation and warranty of Seller contained in Section 5.7 is not true and correct or the representation and warranty of Buyer contained in Section 6.6 is not true and correct.

         4.26 GST REGISTRATION. The Canadian Borrower is registered for purposes of Part IX of the Excise Tax Act (Canada). The Canadian Borrower's GST Registration Number is 133404343.

         4.27    CANADIAN BORROWER'S ACKNOWLEDGMENT.   Canadian Borrower
acknowledges:

         (i) this Agreement and the transactions provided for herein are in the best interests of Canadian Borrower, its creditors and all other parties in interest;

         (ii) this Agreement and the transactions provided for herein represent the best recovery for Canadian Borrower and its creditors; and

         (iii) there are no other actions Canadian Borrower could have taken to produce any larger recovery for its creditors or to obtain a better price for the Assets.

         4.28 POTENTIAL PURCHASERS. None of the Potential Purchasers offered total consideration for the Assets in excess of that offered by Buyer.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         5.1 ORGANIZATION; AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all required corporate action of Seller and no other corporate proceedings on the part of Seller are necessary with respect thereto. This Agreement has been duly executed and delivered by Seller, and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except as its terms may be limited by (i) bankruptcy, insolvency, or similar laws affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

         5.2     CONSENTS AND APPROVALS.   Other than has been obtained or
given, there is no requirement applicable to Seller to make any filing with, to provide notice to, or to obtain any other consent or approval of any Person as a condition to the consummation of the transactions contemplated by this Agreement.

         5.3 NO VIOLATION. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, will not (i) violate or result in a breach of any provision of its Certificate of Incorporation or By-laws, (ii) result in a default, or give rise to any right of termination, modification or acceleration or otherwise adversely affect any rights under, or result in the imposition of an Encumbrance on or forfeiture of any of the Assets, or require any authorization, consent or approval under the terms or provisions of any agreement or other instrument or obligation to which Seller is a party or by which Seller may be bound , or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to Seller, any of the Assets or the Business.

         5.4 TITLE TO ASSETS. On Closing, Buyer will receive good and marketable title to the Assets free and clear of all Encumbrances; provided, however, that for purposes of this representation and warranty and the indemnity set forth in Article XII hereof, "Assets" shall not include (a) Balance Sheet Assets and (b) Intellectual Property or Business Contracts to the extent any consent to assignment thereof is required to vest title in Buyer and is not obtained. Seller has no Encumbrances against Canadian Borrower or on any of the Assets or the Business which will not be discharged on Closing. For greater certainty, real property leases to which the Canadian Borrower is a party form part of the Excluded Assets.

         5.5 SUBORDINATE LIENS. There are no Encumbrances on the Assets that are not subordinate to Seller's Encumbrances thereon except statutory liens that are not, to Seller's knowledge, material. Schedule 5.5 lists all Encumbrances on the Assets reflected in the public records other than the Encumbrances of Seller thereon (the "Subordinate Liens"). All of the Subordinate Liens, except statutory liens that are not, to Seller's knowledge, material, will be extinguished upon the sale of the Assets to Buyer pursuant to the PPSA Sale. The information contained in Schedule 5.5 shall not be deemed to limit in any way the representation and warranty contained in Section 5.4. The provisions of, and the protection afforded to Buyer in Section 5.4 hereof shall expressly apply to all Encumbrances, including without limitation, statutory liens and any Encumbrances not reflected in the public records.

         5.6 FULL DISCLOSURE. None of the representations and warranties made in this Article V contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7     NEGOTIATIONS RELATING TO THIS AGREEMENT.   Seller is acting in
good faith in connection with this Agreement and has no basis to believe that the representation and warranty of either Borrower contained in Section 4.25 is not true and correct or the representation and warranty of Buyer contained in
Section 6.6 is not true and correct.

         5.8 POTENTIAL PURCHASERS. None of the Potential Purchasers offered total consideration for the Assets in excess of that offered by Buyer.

         5.9 RIGHT TO CONDUCT PPSA SALE. As security for the Guarantee, Seller has a perfected first priority security interest in all of the Assets. The Loans have been for an extended period and are presently in payment default. Payment has been demanded by the Seller from the Canadian Borrower under the Guarantee and has not been made. All obligations of the Canadian Borrower to Seller under the Guarantee are now due and payable. Buyer's entering into this Agreement results from the efforts of Seller and Parent, through Trenwith or otherwise, to identify third parties interested in acquiring the Assets or the Business. Seller has the right under Part V of the PPSA to sell, lease or otherwise dispose of the Assets in satisfaction of all or part of the Indebtedness which is outstanding.


                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer covenants, represents and warrants to Canadian Borrower and Seller the following:

         6.1 ORGANIZATION; AUTHORITY. Buyer is a corporation duly organized validly existing and in good standing under the laws of Canada.
Buyer has corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary with respect thereto. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except as its terms may be limited by
(i) bankruptcy, insolvency, or similar laws affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

         6.2 CONSENTS AND APPROVALS. There is no requirement applicable to Buyer to make any filing with, or to obtain any consent or approval of any Person as a condition to the consummation of the transactions contemplated by this Agreement.

         6.3 NO VIOLATION. The execution and delivery by Buyer of this Agreement does not and will not (i) violate or result in a breach of any provision of the Articles of Incorporation or By-laws of Buyer, (ii) result in a default, or give rise to any right of termination, modification or acceleration under the terms, conditions or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer may be bound, or (iii) violate any law or regulation, or judgment order or decree of any court, governmental body, commission, agency or arbitrator applicable to Buyer.

         6.4 BROKERS. Buyer has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by the Agreement.

         6.5     GST REGISTRATION.  The Buyer is registered for purposes of
Part IX of the Excise Tax Act (Canada). The Buyer's GST Registration Number is 890279656.

         6.6     NEGOTIATIONS RELATING TO THIS AGREEMENT.   Buyer is acting in
good faith in connection with this Agreement and has no reason to believe that the representation and warranty of either Borrower contained in Section 4.25 is not true and correct or that the representation and warranty of Seller contained in Section 5.7 is not true and correct.


                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

         7.1 REGULATORY AND OTHER AUTHORIZATIONS. Canadian Borrower, Buyer and Seller will make any and all filings and submissions to, and use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, provincial, and foreign governmental and regulatory Persons that may be or become necessary for the performance of the obligations pursuant to this Agreement and will cooperate fully with the other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Canadian Borrower, Seller and Buyer will not intentionally take, or omit to take, any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

         7.2     CONFIDENTIALITY.

         (a) Seller and Buyer shall exercise, and shall cause their respective representatives to exercise, the same degree of care to prevent disclosure of Information (as hereinafter defined) received by or disclosed to Seller or Buyer pursuant to this Agreement as it takes to preserve and safeguard its own confidential information, data, technology or know-how but, in any event, no less than a reasonable degree of care. As used herein, "Information" means all documents and information concerning the other party and the affiliates thereof furnished to a party, its affiliates or representatives (in any case, a "Recipient") by any such other party or its representatives (in any case, the "Disclosing Party") in connection with the transactions contemplated by this Agreement. Each Recipient shall not use any of such Information except as permitted by this Agreement or release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement.

         (b) Information shall be safeguarded by the Recipient for not less less than three (3) years from the date hereof and any documentary Information (including all copies thereof) not relating to the Business or the Assets shall be returned to the Disclosing Party promptly at its request and other Information shall be maintained in confidence subject to the terms of this Section.

         (c) The restrictions of this Section shall not apply to any Information received by a Recipient (a) which such Recipient already possessed at the time of receipt as shown by written records; (b) which was at the time of receipt or subsequently becomes, publicly available through no fault of such Recipient or any of its affiliates or representatives; (c) which such Recipient rightfully received from a third party which the Recipient neither knows nor has reason to know is prohibited from disclosing such information by a contractual, legal or fiduciary obligation; (d) which is furnished to the Recipient by a third party without a similar restriction on the third party's rights; or (e) which is required to be disclosed pursuant to law; provided that, if practicable, the Recipient shall notify the Disclosing Party prior to disclosing any Information pursuant to this clause (e) and shall cooperate with the Disclosing Party in making reasonable efforts to resist such disclosure, if the Disclosing Party so requests. Information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in a Recipient's possession. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in a Recipient's possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient's possession.

         (d) Each Recipient shall limit access to Information to those of its representatives who have a need to know in order to effectuate this Agreement and who have been advised to maintain the confidentiality principles of this Section.

         (e) In the event of a breach of any of the obligations stated above in this Section, the Disclosing Party may proceed against the breaching Recipient in law or in equity for such damages or other relief as a court may deem appropriate. Nothing herein contained shall be construed as prohibiting the Disclosing Party from pursuing, in addition, any other remedy for such breach or threatened breach. The confidentiality restrictions set forth in this Section supersede those contained in the Letter of Intent between certain of the parties dated September 29, 1997.

         7.3     ALLOCATION OF PURCHASE PRICE.

         (a) Within 60 days of the Closing Date, Buyer will provide to Seller, Buyer's proposed allocation ("Allocation") of the Purchase Price. Within 15 days after the receipt of such Allocation, Seller will propose to Buyer any changes to such Allocation (and in the event no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the Allocation). Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Allocation, within 15 days after Buyer's receipt of written notice of objection from Seller.

         (b) Subject to the provisions of the following sentence of this paragraph (b), the Purchase Price will be allocated in accordance with the Allocation provided by Buyer to Seller pursuant to paragraph (a) above, and subject to the requirements of applicable tax law or election, all Tax returns and reports filed by Buyer and Seller will be prepared consistently with the Allocation. If Seller withholds its consent to the allocation reflected in the Allocation and Buyer and Seller have acted in good faith to resolve any differences with respect to items on the Allocation and thereafter are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the "Arbiter") selected by Buyer and Seller, which firm shall not be the regular accounting firm of Buyer or Seller. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Arbiter will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price which report shall be conclusive and binding upon the parties. Buyer and Seller shall, subject to the requirements of any applicable tax law or election, file all Tax returns and reports consistent with the allocation provided in the Allocation or, if applicable, the determination of the Arbiter.

         7.4 EXPENSES. Pursuant to Canadian Borrower's request (as evidenced by its execution hereof) and concurrent with the receipt of funds from Buyer, Seller shall immediately advance for Canadian Borrower's account and promptly pay those liabilities and expenses set forth on Schedule 7.4 and all costs and expenses incurred by Parent and Canadian Borrower in connection with this Agreement and the transactions contemplated hereby including, without limitation, all legal and accounting expenses, to a maximum amount of US $100,000. In no event will the Buyer be obligated to pay any of such expenses of the Parent, Canadian Borrower or Seller. Buyer shall pay all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby. In no event shall Seller be obligated hereunder to pay any expenses of Canadian Borrower or Buyer except as specifically set forth herein.

         7.5 FURTHER ACTION. Canadian Borrower, Seller and Buyer shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, Seller, Canadian Borrower and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and shall cooperate in good faith with respect thereto.

         7.6 FURTHER ACTION - BUYER. Buyer agrees that it shall hold the Books and Records in accordance with its policies relating to retention of its financial and other corporate records and that Buyer shall provide Seller and its representatives reasonable access to the Books and Records for the preparation of such reports and returns as may be required by Governmental Authorities. Buyer shall provide to Seller, without charge, reports and other information with respect to the Assets and the Business to enable Seller to file with Governmental Authorities any tax returns and such other reports as required by law in connection with the transactions contemplated hereby.

         7.7 PARENT WAIVER. Parent irrevocably and absolutely waives in favour of Buyer all of its rights as a creditor of Canadian Borrower under any applicable law which could (i) result in the transactions provided for in this Agreement being reversed or set aside or (ii) which could result in Parent having any rights in or to the Assets or any of them.

         7.8 LOCK BOX/PAYMENTS AND COLLECTIONS. All payments made to or received within any lock box to which customers of the Business are directed to remit funds, whether such lock boxes are held in the name of Canadian Borrower, Seller or otherwise (the "Lock Boxes"), and to be received for the benefit of Buyer are not to be deposited into any account held by or for Canadian Borrower and/or Seller and are to be promptly remitted to Buyer in kind within one day after receipt in the Lock Boxes. Canadian Borrower and Seller hereby assign to Buyer all amounts received in the Lock Boxes after November 14, 1997. Canadian Borrower and Seller agree that Buyer shall have the irrevocable right to endorse in the name of the Canadian Borrower, all cheques and any other payments of any nature to or for the benefit of Canadian Borrower and that, subject to the limitation set forth below in this Section 7.8, all such funds constitute Assets under this Agreement. Canadian Borrower and Seller also agree that Buyer shall have the right to notify all customers of Canadian Borrower and all other Persons, that Buyer chooses to notify, that all amounts due and owing to Canadian Borrower constitute Assets under the this Agreement and should be paid to Buyer. Canadian Borrower hereby grants Buyer an irrevocable power of attorney to take all actions necessary to accomplish the provisions of this Section 7.8, including, without limitation, the endorsement of cheques and the execution of any other documents in the name of Canadian Borrower. To the extent any signature is required of Seller to fully remit, deliver and turn over any checks or other property to Buyer, Seller shall provide such signature to Buyer. All collections in the Lock Boxes through November 14, 1997 shall be and remain the property of Canadian Borrower, subject to Seller's security interests. All collections in the Lock Boxes subsequent to November 14, 1997 shall constitute Assets under this Agreement, and Seller shall promptly turn over all such funds to Buyer, and provide Buyer with copies of the cheques deposited and the Lock Boxes account statements. Seller hereby irrevocably assigns to Buyer all of Seller's right, title and interest in the Lock Boxes and to all funds in the Lock Boxes subject to the limitation that all collections in the Lock Boxes through November 14, 1997 shall be and remain the property of Canadian Borrower, subject to Seller's security interests. All collections deposited into the Lock Boxes subsequent to November 14, 1997 shall constitute Assets under this Agreement. Canadian Borrower and Seller agree to execute at Closing and deliver to Crestar Bank, and any other Lock Boxes depositories, a letter terminating the Crestar Lock Boxes and instructing Crestar, and any other Lock Boxes depositories, to comply with the provisions of this Section 7.8.


                                  ARTICLE VIII
                         EMPLOYEES AND EMPLOYEE MATTERS

         8.1 NEW HIRES. Canadian Borrower has delivered to Buyer a list of all of the employees of Canadian Borrower who are employed by the Business as of the most recent date for which such information is available. With Canadian Borrower's permission, Buyer has extended offers of employment to such persons whose skills as Buyer, in its sole discretion, has determined are necessary to the conduct of the Business after the Closing at salaries and benefits determined by Buyer. Such employees who accept Buyer's offer of employment are hereinafter referred to as "New Hires" and shall be deemed to have become employees of Buyer as of the time of the Closing. Any employees of Canadian Borrower to whom Buyer does not extend an offer of employment or who do not accept an offer of employment made by Buyer are herein called "Nonhired Individuals".

         8.2 NONHIRED INDIVIDUALS. Buyer will not incur any liability or obligation with respect to Nonhired Individuals arising from or relating to the termination of the Nonhired Individuals' employment with Canadian Borrower or otherwise, including without limitation any severance obligation or any obligation arising from, under or pursuant to any applicable laws or regulations or any contract or agreement of employment that any Nonhired Individual may have with Canadian Borrower, except as set forth in this Section 8.2.

         8.3 OBLIGATIONS RE NEW HIRES. Buyer will not incur any liability or obligation with respect to New Hires arising from or relating to the termination of the New Hires' employment with Canadian Borrower or otherwise, including without limitation any severance obligation or any obligation arising from, under or pursuant to any applicable laws or regulations or any contract or agreement of employment that any New Hire may have with Canadian Borrower, except as set forth in this Section 8.3. Buyer agrees to assume the total vacation liability accrued by Canadian Borrower as of the Closing for the New Hires as set forth on Schedule 8.3 hereto and included in Assumed Liabilities. New Hires shall accrue benefits under plans and programs covering employees of Buyer based solely on their service with Buyer after the Closing. Buyer will waive the pre-existing condition limitations of Buyer's health insurance plans for New Hires. Buyer will also waive its drug screening requirements for New Hires upon the initiation of their employment with Buyer.

         8.4 EMPLOYEE BENEFIT PLANS. No assets or liabilities with respect to New Hires shall be transferred as a result of this Agreement, from any of Canadian Borrower's Benefit Plans applicable to Canadian Borrower's employees to any plan maintained or established by Buyer.

         8.5 WORKERS' COMPENSATION. Buyer will assume the responsibility for all workers' compensation claims made by New Hires arising from events occurring after the Closing. Buyer does not assume any other responsibilities for workers' compensation claims made by employees of Canadian Borrower.

         8.6 OTHER LIABILITIES RELATING TO EMPLOYEES. Except to the extent set forth in this Article, neither Buyer nor Seller will assume or incur any liabilities or obligations with respect to (i) any Benefit Plan relating to any present, former or retired employees of Canadian Borrower, or (ii) any termination, severance or separation obligation which may result from the consummation of the transactions contemplated by this Agreement or (iii) any liability or obligation with respect to any employees of Canadian Borrower not hired by Buyer.

         8.7 SELLER NOT EMPLOYER. Canadian Borrower and Buyer agree that Seller is not and shall not be deemed to have any time been the employer of any employees of Canadian Borrower as a result of the transactions contemplated hereby.


                                   ARTICLE IX
                                    NOT USED

                                   ARTICLE X
                                    NOT USED


                                   ARTICLE XI
                                    CLOSING

         11.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") shall take simultaneously with the execution by all parties hereto of this Agreement on the 14th day of November, 1997 (the "Closing Date") at the offices of McGuire, Woods, Battle and Boothe L.L.P, Tysons Corner Office, Virginia. The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 12:01 a.m. on the Closing Date.

         11.2 DELIVERIES BY SELLER. At the Closing, Seller is delivering or is causing to be delivered to Buyer the following:

         (i) a Trademark and Tradename Assignment in such form as is acceptable to the Buyer, acting reasonably;

         (ii) a Certificate of an authorized officer of Seller to the effect that each of the representations and warranties of Seller contained in this Agreement are true and correct as of the Closing and that Seller has complied with all of its obligations under this Agreement;

         (iii) a Certificate of an authorized officer of Seller to the effect that the Indebtedness is in payment default.

         11.3 DELIVERIES BY BUYER. At Closing Buyer is delivering the following:

         (i)     the Purchase Price in same day funds;

         (ii)    an election under Section 22 of the Income Tax Act (Canada);
                 and

         (iii) a Certificate of an authorized officer of Buyer to the effect that each of the representations and warranties of Buyer contained in this Agreement are true and correct as of the Closing and that Buyer has complied with all of its obligations under this Agreement.

         11.4 DELIVERIES BY CANADIAN BORROWER. At Closing Canadian Borrower is delivering to Buyer the following:

         (i) a Trademark and Tradename Assignment in the form acceptable to the Buyer acting reasonably;

         (ii) a Certificate signed by the officers of Canadian Borrower to the effect that each of the representations and warranties of Canadian Borrower contained in this Agreement are true and correct as of the Closing and that Canadian Borrower has complied with all of its obligations under this Agreement; and

         (iii) evidence of corporate authorization of this Agreement and the transactions contemplated hereby by Canadian Borrower

         (iv) a Certificate of an authorized officer of Parent to the effect that each of the representations and warranties of Parent contained in this Agreement are true and correct as of the Closing and that Parent has complied with all of its obligations under this Agreement;

         (v) a certificate of status issued under the Business Corporations Act (Ontario) with respect to Canadian Borrower as of the most recent date obtainable; and

         (vi)    an election under Section 22 of the Income Tax Act (Canada).


                                  ARTICLE XII
                                INDEMNIFICATION

         12.1    INDEMNIFICATION BY SELLER.

         (a) Subject to the limitations contained in this Article, Seller will indemnify and hold Buyer and any of its Affiliates harmless from all Losses arising out of, under or pursuant to:

                 (i) any breach (or any allegation by any third party of facts, which if true as alleged, would constitute such a breach) of any representation or warranty made by Seller in this Agreement;

                 (ii) any breach or violation of the agreements of Seller contained in Article VII of this Agreement;

                 (iii) any claim or assertion by any Person with respect to Buyer's title to the Assets, however asserted, including without limitation, any such claim or assertion seeking or resulting in the payment of additional consideration for any Asset, any claim or assertion that Buyer did not acquire title to any Asset or any claim or assertion involving any Encumbrance or alleged Encumbrance with respect to Buyer's title to the Assets;

                 (iv) any claim or assertion by any Person under any provincial law fraudulent conveyance or fraudulent transfer action with respect to the Assets;

                 (v) any claim or assertion by any Person in any way related to the Assets by any Person arising under any bankruptcy or insolvency legislation involving Canadian Borrower or any Affiliate of Canadian Borrower including, without limitation, any claim or assertion of fraudulent conveyance, equitable subordination, or preferential transfer or similar theory; and

                 (vi) any claim or assertion by any Person, however asserted or framed, the result of which is that the transactions contemplated by this Agreement, as a whole, are reversed or set aside including any reversal or setting aside made pursuant to any applicable bulk sales laws.

         12.2    LIMITATIONS ON INDEMNIFICATION.

         (a) Notwithstanding any other provisions of this Agreement and except as noted in Sections 12.2(b) and 12.8 below, Seller shall be liable to Buyer under this Article up to US$200,000 in the aggregate and Seller shall have no other liability to Buyer under this Agreement or in connection with the transactions contemplated hereby.

         (b)     Notwithstanding the provisions of Section 12.2(a),

                 (i) in the event of any claim or assertion made by any unpaid supplier of goods or services to Canadian Borrower under any applicable bulk sales laws; or

                 (i) in the event of any claim or assertion by any Person, however asserted or framed, the result of which is that the transactions contemplated by this Agreement, as a whole, are reversed or set aside whether under applicable bulk sales laws or otherwise,

                 Seller shall be liable to indemnify and hold Buyer harmless in an amount equal to US$993,044 (the "Net Purchase Price Proceeds").

         (c) All damages to which Buyer may be entitled pursuant to the provisions of this Article shall be net of any insurance coverage with respect thereto. Insurance proceeds received shall be first applied to any Loss which is not indemnified.

         12.3 THIRD PARTY CLAIMS. The rights of Buyer under the provisions of this Article with respect to claims resulting from the assertion of liability by Persons not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

         (a) Buyer shall give prompt written notice to Seller of any assertion of liability by a third party which might give rise to a claim for indemnity based on the foregoing provisions of this Article XII, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known. Delay on the part of Buyer in giving notice shall not release Buyer's right to indemnity hereunder.

         (b) If any action, suit or proceeding (a "Legal Action") is brought against Buyer with respect to which Buyer has a right to indemnity under the provisions of this Article, Seller shall have the right to assume the defense of the Legal Action with counsel reasonably acceptable to Buyer and such defense shall include all proceedings for appeal or review which counsel for the Buyer shall deem appropriate.

         (c) Notwithstanding the provisions of the previous subsection of this Agreement, until Seller shall have assumed the defense of any such Legal Action, the defense shall be handled by the Buyer. Furthermore, if (A) Seller fails to assume the defense of such Legal Action at least five business days before the date on which the first defensive pleading is due, or (B) the Legal Action involves other than money damages and seeks injunctive or other equitable relief, Seller shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Buyer. If the defense of the Legal Action is handled by the Buyer under the provisions of this subsection, Buyer shall have the right to be promptly and periodically reimbursed by Seller for legal and other expenses reasonably incurred by Buyer in conducting such defense.

         (d)     In any Legal Action initiated by a third party and defended by
                 Seller: (A) Buyer shall have the right to be represented by separate co-counsel and accountants, at its own expense, (B) Seller shall keep Buyer fully informed as to the status of such Legal Action at all stages thereof, whether or not Buyer is represented by its own counsel, (C) Seller shall make available to Buyer and its attorneys, accountants and other representatives, all nonprivileged documents (or privileged documents for which there exists a joint defense privilege between Buyer and Seller) of Seller relating to such Legal Action, and (D) Buyer and Seller shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

         (e) In any Legal Action initiated by a third party and defended by Seller, Seller shall not make any nonmonetary settlement of any claim without the written consent of Buyer, which consent shall not be unreasonably withheld, provided however, that Seller may not make any monetary settlement without Buyer's consent if any portion of the monetary settlement is required to be paid by Buyer. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its assets, employees or business.

         12.4    PAYMENT OF CLAIMS.

         (a) In the event that Buyer asserts a claim against Seller for indemnity under this Article XII it shall promptly send to Seller a written notice of such claim, setting forth (a) a demand for payment of a specified amount if practicable and
                 (b) a description of the asserted claim and the basis therefor. Such notice of claim may be supplemented from time to time with a written notice of claim for reimbursement of legal and other expenses reasonably incurred in conducting the defence of such claim sent by Buyer to Canadian Borrower, setting forth (a) a demand for payment of a specified amount if practicable and (b) a description of the asserted claim and the basis therefor.

         (b) If Buyer delivers to Seller a notice of claim in accordance herewith and Seller does not object thereto within 14 days following its receipt thereof, then Seller shall forthwith pay to the claimant, or to Buyer if Buyer previously made payment therefore to claimant, the amount of such claim in accordance with the terms of the demand set forth in such notice of claim, subject to the limitation set forth in Section 12.2 hereof.

         (c) If Buyer delivers to Seller a notice of claim pursuant hereto to which Seller objects in writing prior to the expiration of the 14 day period specified above, the Buyer and Seller are unable to resolve such disputed claim within sixty (60) days after the expiration of such 14 day period, then either Buyer or Seller may submit the determination of the amount of indemnification under this Article XII for Losses related to such claim for resolution to a mutually acceptable arbitrator (the "Arbitrator"). If the parties fail to agree upon an Arbitrator, then the Arbitrator shall be appointed pursuant to the Arbitrations Act (Ontario). The Arbitrator, shall be instructed to determine the amount of indemnification under this Article XII, that it believes is needed to indemnify Buyer to the extent provided in this Article XII with respect to reasonably foreseeable Losses related to such claim using a methodology that assigns risk weightings to the foreseeable range of possible losses. The Arbitrator that hears and resolves such dispute shall be instructed as to the limits of indemnification available with respect to such claim under this Article XII and that its award may not exceed such limits. The amount of such indemnification awarded by the Arbitrator shall be final and binding on Buyer and Seller, which amount shall be final and binding on Buyer and Seller, which amount Seller shall promptly pay to the claimant, or if Buyer has already paid the claimant, to Buyer after determination thereof, subject to the limitations set forth in
                 Section 12.2 hereof.

         12.5 SURVIVAL; INVESTIGATION. The representations and warranties of Seller and of Canadian Borrower and Parent contained in this Agreement shall survive any investigation by

Buyer and shall not terminate until one year after Closing (the "First Anniversary") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, the representations and warranties of Canadian Borrower and Parent set forth in Sections 4.14 Environmental Matters, 4.19 Tax Matters and 4.24 Bulk Sales Act, shall survive any investigation by Buyer and shall not terminate until two months after the expiration of the respective statute of limitation applicable to the matters to which each such section is addressed. Notwithstanding any other provision of this Agreement, any representation or warranty in respect of which indemnification may be sought under this Article shall survive its applicable expiration date if written notice, given in good faith, of a breach thereof is given to Canadian Borrower prior to or on such expiration date, whether or not liability has actually been incurred.

         12.6 INDEMNIFICATION BY CANADIAN BORROWER AND PARENT. Canadian Borrower and Parent will, jointly and severally, indemnify and hold Buyer and Seller and any of their Affiliates harmless from Losses arising out of, under or pursuant to:

                 (i) any breach (or any allegation by any third party of facts, which if true as alleged, would constitute such a breach) of any representation or warranty made by Canadian Borrower and Parent under this Agreement;

                 (ii) any breach or violation of any agreement of Canadian Borrower or Parent contained in this Agreement; and

                 (iii) any claim or assertion by any Person relating to any of the Nonassumed Liabilities.

         12.7 INDEMNIFICATION BY BUYER. Buyer will indemnify and hold Seller or any of its Affiliates harmless from any Losses arising from or relating to the use by Buyer of the Assets or the operation by Buyer of the Business after Closing, exclusive of any Loss

         (i) for which Buyer receives indemnification from Seller pursuant to Section 12.1 above or for which Buyer would be entitled to receive indemnification from Seller pursuant to Section 12.1 above except for the fact that such Loss, or any part thereof, when aggregated with other Losses for which Buyer has received indemnification from Seller pursuant to Section 12.1 above exceeds the limitations on indemnification set forth in
                 Section 12.2 above, and

         (ii) arising from or relating to any of the Business Contracts for which any consent to assignment thereof is required to vest title in Buyer and is not obtained. Seller and Buyer shall follow the procedures set forth in Sections 12.3 and 12.4 with respect to claims for indemnity made by Seller pursuant to this Section 12.7.

         12.8 SELLER'S DISGORGEMENT. To the extent any action ("Insolvency Action") is brought against Buyer by any Person in any bankruptcy case, receivership, assignment for the benefit of creditors or similar proceeding of Canadian Borrower or any Affiliate of Canadian Borrower (collectively, "Insolvency Proceeding"), arising out of this Agreement or any of the transactions related thereto or relating to the Assets or the Intellectual Property or Business Contracts excluded from the definition of assets in Section 5.5 hereof, and Seller is entitled to receive a cash distribution from the Insolvency Proceeding as a creditor of Canadian Borrower or any Affiliate of Canadian Borrower, Seller shall remit to Buyer upon the receipt of any cash distributions from the Insolvency Proceeding all cash distributions that Seller receives that can be fairly allocated to any recovery from Buyer in the Insolvency Action.


                                  ARTICLE XIII
                               GENERAL PROVISIONS

         13.1 NOTICES. All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means, or (ii) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

         If to Canadian Borrower or Parent, to:

              Robert B. Laurence
              2709 Silkwood Court
              Oakton, Virginia 22124
              Telefax No.:    (703) 476-0854

              with a copy to:

              Gibson, Dunn & Crutcher, L.L.P.
              4 Park Plaza - 17th Floor
              Irvine, California 92614
              Attention:       Walter L. Schindler, Esq.
              Telefax No.:    (714) 475-4662

         If to Buyer to:

              Genicom Canada Inc.
              c/o Genicom Corporation
              14800 Conference Center Drive
              Suite 400
              Chantilly, Virginia 20151
              Attention:       Paul T. Winn
              Telefax No.:     (703) 802-9200
              with a copy to:

              McGuire, Woods, Battle & Booths, L.L.P.
              One James Center
              901 East Cary Street
              Richmond, Virginia 23219
              Attention:       Jane Whitt Sellers, Esq.
              Telefax No.:     (804) 698-2170

         If to Seller to:

              Heller Financial, Inc.
              500 W. Monroe Street
              Chicago, Illinois 60661
              Attention:       Patrick Pesch
              Telefax No.:     (312) 441-7236

              with a copy to:

              Latham & Watkins
              Sears Tower, Suite 5800
              Chicago, Illinois 60606
              Attention:       David S. Heller, Esq.
              Telefax No.:     (312) 993-9767

Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice of the change in the manner set forth above.

         13.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the Province of Ontario without regard to its choice of law rules. Each party hereto attorns to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto. The parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

         13.3 SCHEDULES. The information contained in any schedule which is referred to in any section of this Agreement shall be deemed to have been disclosed in connection with, and to be incorporated into, that particular section only, and shall not be deemed a part of any other section.

         13.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

         13.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.6 FACSIMILE EXECUTION To evidence the fact that it has executed this Agreement, a party may send a copy of its executed counterpart to all other parties by facsimile transmission. That party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such party shall forthwith deliver to the other party the counterpart of this Agreement executed by such party.

         13.7 MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any Person, other than the parties hereto, any rights or remedies; and (iii) shall not be assigned by operation of law or otherwise (except that Buyer may assign its rights hereunder to an Affiliate of Buyer. Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of Canada.

         13.8 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall inure to the benefit of, or be enforceable by, any third party.

         13.9    CURRENCY.   Unless specified otherwise, all statements of or
references to dollar amounts in this Agreement are to lawful money of Canada. If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the jurisdiction giving such judgment (the "Judgment Currency") an amount due hereunder in any other currency (the "Original Currency"), then the date on which the rate of exchange for conversion is selected by that court is referred to herein as the "Conversion Date." If there is a change in the rate of exchange between the Judgment Currency and the Original Currency between the Conversion Date and the actual receipt by Party (the "First Party") of the amount due hereunder or under such judgment, the other Party (the "Second Party") shall, notwithstanding such judgment, pay all such additional amounts as may be necessary to ensure that the amount received by the First Party in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the Original Currency. The Second Party's liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Agreement. The term "rate of exchange," as used in this Section, includes any premiums or costs payable in connection with the currency conversion then being effected.

         IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed and their corporate seals to be hereto affixed and attested their duly authorized officers.


                                        GENICOM CANADA INC.

                                     By:  /s/James C. Gale                 seal


                                     Title:  Chief Financial Officer


                                     HELLER FINANCIAL, INC.


                                     By:  /s/Patrick Pesch                 seal


                                     Title:  Senior Vice President


                                     NOVADYNE COMPUTER SYSTEMS,  INC.


                                     By:/s/  Robert B. Laurence            seal


                                     Title:  President



                                     NOVADYNE COMPUTER SYSTEMS (CANADA), INC.


                                     By: /s/ Robert B. Laurence            seal


                                     Title:  President